Exhibit 99.1

Magnetek to be acquired by Columbus McKinnon

I am pleased to announce today that Magnetek has agreed to be acquired by Columbus McKinnon Corporation, a worldwide designer, manufacturer and marketer of material handling products, systems and services for commercial and industrial applications. Its key products include hoists, cranes, actuators and rigging tools. Headquartered in Amherst, New York, Columbus McKinnon is publicly traded on NASDAQ under the symbol CMCO. Columbus McKinnon has approximately 2,800 employees and its latest annual revenue was $580 million.

Columbus McKinnon is an industry leader in material handling, lifting and actuator businesses – and we are a great strategic and tactical fit with them. Our products and technology are very complementary to their products. We share a strong commitment to quality and service and have excellent reputations in the industries we serve with very similar corporate cultures. Magnetek adds a great brand name, industry position and new products and capabilities to Columbus McKinnon’s broad and diverse material handling products portfolio. Together we are creating a new industry leader by combining the controls and drives leader with the hoist leader. We will be a leading competitive American supplier of hoists and controls.

About 40% of Columbus McKinnon’s sales are to international markets. Combined we can expand Magnetek’s product offering geographically through CM’s strong global sales force and distribution network. Columbus McKinnon plans to maintain the Magnetek brand and work closely with current Magnetek management as we continue to operate the business and serve as key members of the integration team. We expect the acquisition to be completed in about 90 days.

Tim Tevens, the President and CEO of Columbus McKinnon will join me in Menomonee Falls today to meet Magnetek employees and discuss Columbus McKinnon, its strategy and goals, the reason for the acquisition, and to respond to any questions.

We will have a Town Hall meeting at 7:30 CT this morning and invite you to join us in person or by phone. If joining by phone, the teleconference number is 877-407-9039 or 201-689-8470. There will be time for Q&A as well.

I know that we will all do our part to make this combination a success. We will continue to keep you informed of our progress and any expectations we have regarding your role in the integration process. We will also make every effort to respond to your questions and concerns in a timely manner as our two companies join together.

I hope you will share in my excitement about the great opportunities ahead for growing the Magnetek business as part of Columbus McKinnon.

Peter McCormick

President & CEO

July 27, 2015

ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT: This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of Magnetek’s common stock described in this communication has not commenced. At the time the tender offer is commenced, Columbus McKinnon Corporation will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and Magnetek will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Magnetek’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Safe Harbor Statement

Any statements made concerning the proposed transaction between the Company and Magnetek, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company or Magnetek and their respective subsidiaries, conditions affecting the Company’s or Magnetek’s customers and suppliers, competitor responses to the Company’s or Magnetek’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s and Magnetek’s periodic reports filed with the SEC. Consequently, such forward looking statements should be regarded as the Company’s and Magnetek’s current plans, estimates and beliefs. Neither the Company nor Magnetek assume any obligation to update the forward-looking information contained in this report, except as expressly required by law.